U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] CHECK BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).

     FORM 3 HOLDINGS REPORTED

     FORM 4 TRANSACTIONS REPORTED

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1.   Name and Address of Reporting Person*

   HAWKINS                          WILLIAM                  A.
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   (Last)                            (First)              (Middle)

285 Valley Rd.
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                                    (Street)

Atlanta                              Georgia                30305
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

Novoste Corporation (NOVT)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

DECEMBER 1999

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [X]  Other (specify below)

President & CEO
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 5-07/99)

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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
                                                                                                            9.        10.
                                                                                                            Number    Owner-
                                                                                                            of        ship Form
                2.                                                                                          Deriv-    of
                Conver-                      5.                                  7.                         ative     Deriv-  11.
                sion                         Number of                           Title and Amount           Secur-    ative   Nature
                or                           Derivative     6.                   of Underlying     8.       ities     Secur-  of
                Exer-                        Securities     Date                 Securities        Price    Bene-     ity:    In-
                cise     3.                  Acquired (A)   Exercisable and      (Instr. 3 and 4)  of       ficially  Direct  direct
                Price    Trans-     4.       or Disposed    Expiration Date      ----------------  Deriv-   Owned     (D) or  Bene-
1.              of       action     Trans-   of (D)         (Month/Day/Year)               Amount  ative    at End    In-     ficial
Title of        Deriv-   Date       action   (Instr. 3,    ------------------              or      Secur-   of        direct  Owner-
Derivative      ative    (Month/    Code     4 and 5)      Date        Expira-             Number  ity      Month      (I)     ship
Security        Secur-   Day/       (Instr.  ------------  Exer-       tion                of      (Instr.  (Instr.   (Instr. (Instr
(Instr. 3)      ity      Year)      8)        (A)   (D)    cisable     Date      Title     Shares  5)       4)        4)      4)
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
Stock Option                                                                     Common
(Right to Buy)  $11.00   10/27/99   A         2,500        10/27/00*   10/27/09  Stock     25,000  D          5,000     D
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
Explanation of Responses:

* Option vests 1/4 on 10/27/00, 1/4 on 10/27/01, 1/4 on 10/27/02, and 1/4 on
10/27/03.


/s/ William A. Hawkins                                      February 14, 2000
---------------------------------------------            -----------------------
    WILLIAM A. HAWKINS                                            Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Member.


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